Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 469-3667


                                        February 13, 2003


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G -  STAPLES  INC.




  Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                          Sincerely,



                                          Jeffrey A. Ruiz




Enclosures

                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                           SCHEDULE 13G
             Under the Securities Exchange Act of 1934
                         (Amendment No. *)


                            STAPLES, INC.
             ---------------------------------------
                           NAME OF ISSUER:


                  Common Stock ($0.001 Par Value)
              ---------------------------------------
                      TITLE OF CLASS OF SECURITIES

                            855030102
              ---------------------------------------
                            CUSIP NUMBER


                       December 31, 2002
               ---------------------------------------
        (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                  [X] Rule 13d-1(b)

                  [   ]Rule 13d-1(c)

                  [   ]Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG *

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     18,295,024
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   6,891,400
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           20,528,489
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    5,527,756

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         26,886,121

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7 %

12. TYPE OF REPORTING PERSON

         HC, CO

*   In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              7,107,206
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            6,844,100
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           8,506,300
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    5,445,006

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,951,306

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
         SHARES [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.9 %

12. TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              4,557,812
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            47,300
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           4,108,123
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    82,750

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,605,112

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
         SHARES [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investmentgesellschaft mbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              318,553
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           318,553
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         318,553

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.06 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Europe GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              3,900
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           3,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,900

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Group Ltd., London

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     5,118,204
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  6,365,214
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,365,214

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.4 %

12. TYPE OF REPORTING PERSON

    IC, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Sociedad Anonima Espanola

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Spain

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     28,002
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  42,816
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         42,816

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
      SHARES [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.01 %

12. TYPE OF REPORTING PERSON

    BK, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Morgan Grenfell Group plc

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     474,097
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  58,460
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         474,097

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.10 %

12. TYPE OF REPORTING PERSON

    IC, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank (Suisse) S.A.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Switzerland

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           113,873
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         113,873

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.02 %

12. TYPE OF REPORTING PERSON

    BK, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Trust Bank Limited

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Japan

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     687,250
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  1,011,250
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,011,250

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.22 %

12. TYPE OF REPORTING PERSON

           BK, CO

Item 1(a).        Name of Issuer:
                           STAPLES, INC. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is:

                   500 Staples Drive Framingham MA 01702


Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of the Reporting Person is:

                           Taunusanlage 12, D-60325
                           Frankfurt am Main
                           Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.001 par value ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3.           If this statement is filed pursuant to Rules
                  13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


          (a)    [   ]Broker or dealer registered under section 15 of the Act;

          (b) [ x ] Bank as defined in section 3(a)(6) of the Act; - Deutsche Bank Trust Company Americas - Deutsche Bank Sociedad Anonima Espanola - Deutsche Bank (Suisse) S.A. - Deutsche Trust Bank Limited

          (c) [ ]Insurance Company as defined in section 3(a)(19) of the Act;

          (d) [ x ] Investment Company registered under section 8 of the Investment Company Act of 1940; - Deutsche Asset Management Investmentgesellschaft mbH - Deutsche Asset Management Europe GmbH - Deutsche Asset Management Group ltd., London - Deutsche Morgan Grenfell Group plc


          (e) [ x ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                  - Deutsche Investment Management Americas Inc.


          (f) [ ] An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

          (g) [x ] parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G); -
                 Deutsche Bank AG

          (h)    [ ] A savings association as defined in section
                 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

          (j)    [ ] Group, in accordance with Rule 13d-1
                 (b)(1)(ii)(J).


Item 4.           Ownership.

           (a) Amount beneficially owned:

                  The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

           (b) Percent of class:

                  The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

           (c) Number of shares as to which such person has:

                          (i) sole power to vote or to direct the vote:

                           The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (ii) shared power to vote or to direct the vote:

                           The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                           The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                           The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                                 Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                               Item 3 Classification

                  Deutsche Investment Management
                  Americas Inc.                            Investment Advisor

                  Deutsche Bank Trust Company
                  Americas                                 Bank

                  Deutsche Bank Sociedad Anonima Espanola  Bank

                  Deutsche Bank (Suisse) S.A.              Bank

                  Deutsche Trust Bank Limited              Bank

                  Deutsche Asset Management
                  Investmentgesellschaft mbH               Investment Company

                  Deutsche Asset Management
                  Europe GmbH                              Investment Company

                  Deutsche Asset Management
                  Group Ltd., London                       Investment Company

                  Deutsche Morgan Grenfell
                  Group plc                                Investment Company

Item 8.           Identification and Classification of Members of the Group.
                                 Not applicable.

Item 9.           Notice of Dissolution of Group.

                                 Not applicable.



Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                            SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03

                                             DEUTSCHE BANK AG


                                           By: /s/ Jeffrey A. Ruiz
                                           Name: Jeffrey A. Ruiz
                                           Title: Vice President


                                                       By: /s/ Margaret M. Adams
                                                         Name: Margaret M. Adams
                                                                 Title: Director

                                         SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03

                          DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.


                          By: /s/ William G. Butterly III
                          Name: William G. Butterly III
                          Title: Secretary

                                       SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03


                      DEUTSCHE BANK TRUST COMPANY AMERICAS


                      By: /s/ James T. Byrne, Jr.
                      Name: James T. Byrne, Jr.
                      Title: Secretary

                                           SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                                    DEUTSCHE ASSET MANAGEMENT EUROPE GMBH



                                    By: /s/  Michaela Bundschuh
                                    Name:  Michaela Bundschuh
                                    Title:    Global Head of Position Monitoring


                                    By: /s/  Susan Seidel
                                    Name:  Susan Seidel
                                    Title:    Vice President

                                            SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                           DEUTSCHE ASSET MANAGEMENT INVESTMENTGESELLSCHAFT MBH



                           By: /s/  Michaela Bundschuh
                           Name:  Michaela Bundschuh
                           Title:    Global Head of Position Monitoring


                           By: /s/  Susan Seidel
                           Name:  Susan Seidel
                           Title:    Vice President

                                                SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                                         Deutsche Bank Sociedad Anonima Espanola


                                                 By: /s/ By: /s/ Carlos Bustillo
                                                 Name: Carlos Bustillo
                                                 Title: Infrastructure/COC


                                                 By: /s/ Pedro Danobeitia
                                                 Name: Pedro Danobeitia
                                                 Title: President

                                                SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/13/03



                                            DEUTSCHE BANK (SUISSE) S.A.


                                                 By: /s/ Peter Waller
                                                 Name: Peter Waller
                                                 Title: Assistant Vice President


                                                  By: /s/ Frederic Simon-Vermot
                                                  Name: Frederic Simon-Vermot
                                                  Title:   Associate

                                         SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/13/03


                                    DEUTSCHE TRUST BANK LIMITED



                                    By: /s/ Mr. Tsukasa Sekizaki
                                    Name: Mr. Tsukasa Sekizaki
                                    Title:   President


                                    By: /s/ Mr. Michael Monaghan
                                    Name: Mr. Michael Monaghan
                                    Title:   Chief Operating Officer

                                              SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                                    DEUTSCHE ASSET MANAGEMENT GROUP LTD., LONDON



                                    By: /s/  Patrick Galligan
                                    Name:  Patrick Galligan
                                    Title:    European Head of Risk Management


                                    By: /s/  Hugh Male
                                    Name:  Hugh Male
                                    Title:    Vice President

                                       SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/13/03


                                    DEUTSCHE MORGAN GRENFELL GROUP PLC



                                    By: /s/  Patrick Galligan
                                    Name:  Patrick Galligan
                                    Title:    European Head of Risk Management


                                    By: /s/  Hugh Male
                                    Name:  Hugh Male
                                    Title:    Vice President